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Exhibit 21.1

UTSTARCOM SUBSIDIARIES

Name	Place of Incorporation or Organization
UTStarcom China Co., Ltd. (UTSC)	China
UTStarcom (China) Co., Ltd. (UTSC)	China
UTStarcom Telecom Co., Ltd. (HUTS)	China
Hangzhou UTStarcom Telecom Co., Ltd.	China
Advanced Communications Devices Inc. (ACD)	U.S.A.
Guangdong UTStarcom Telecom Co., Ltd. (GUTS)	China
UTStarcom S.A. de C.V.	Mexico
UTStarcom GmbH	Germany
UTStarcom Japan KK	Japan
UTStarcom Hong Kong Ltd.	Hong Kong
UTStarcom Ltd. (Thailand)	Thailand
UTStarcom Cayman Inc.	Cayman Islands
UTStarcom International Service Inc.	U.S.A.
UTStarcom International Product Inc.	U.S.A.
UTStarcom Communication Technology (Hangzhou) Company Limited	China

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  Exhibit 21.1
UTSTARCOM SUBSIDIARIES